Exhibit 4.1

TECHNOLOGY LICENSE AGREEMENT

This Technology License Agreement (this “Agreement”) is made and entered into this 22nd day of March, 2010 (the “Effective Date”), by and between Boreas Research Corporation (“Licensor”), a Florida corporation, whose principal office is located at 1551 Second Street, Suite 500, Sarasota FL 34236, and Pavana Power Associates Inc. (“Licensee”), a Florida corporation, whose principal office is located at 238 Northeast First Avenue, Delray Beach FL 33444. Licensor and Licensee are sometimes referred to individually as a “Party” or collectively as the “the Parties.”

RECITALS

WHEREAS, Licensor owns and has the exclusive right to commercialize the technology (the “Proprietary Technology”) more particularly described in that certain provisional patent application, entitled “Framed Wind Power System for Vertical Wind Towers and Other Vertical Structures“, filed with the United States Patent and Trademark Office on February 13, 2009, and assigned Patent Application Number 61/207,430, as the same may be amended from time to time during the Term of this Agreement; and

WHEREAS, Licensor additionally owns a substantial body of trade secret technical information and know-how, and expects in the future to develop additional information and know-how relating to such Proprietary Technology, which Licensor asserts has been and shall be maintained in strict secrecy; and

WHEREAS, Licensee desires to apply said Proprietary Technology and associated trade secret technical information to one or more commercial product lines, by acquiring from Licensor the exclusive right to manufacture, develop, distribute, promote and sell products incorporating the Proprietary Technology and such associated trade secret technical information (“Licensed Products”) in a territory defined as the Republic of India (the “Territory”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Licensor and Licensee agree as follow:

1. License Grant. For and in consideration of the payments as set forth herein, Licensor hereby grants to Licensee, subject to the territorial limitations expressed in the next succeeding section of this Agreement and free and clear of all adverse claims, security interests, liens, claims and encumbrances, an exclusive license (“License”) to manufacture, have manufactured, sell, offer to sell, and operate and distribute Licensed Products.

2. Territorial Limitations.  Licensee will not market, sell, or distribute Licensed Products, separately or as a component of any other system, outside the Territory, or to any business or person engaged in any such activities. This prohibition includes sales, marketing and distribution activities via any sale, marketing or distribution channel, including the Internet, provided, however, that the ability of persons outside of the Territory to view any of the web pages of Licensee’s website shall not be deemed to be a violation of this section as long as Licensee does not sell or distribute Licensed Products or any components thereof to such persons.

3. Term.  Unless sooner terminated as provided herein, this Agreement shall commence on the Effective Date and continue for a term of twenty-five years (the “Term”).

4. Option to Extend License. In the event that (a) Licensee shall give notice of its election to extend this Agreement not later than one-hundred eighty (180) days prior to the expiration of the Term; and (b) on the date when such notice shall be given, Licensee is not in default hereunder, this Agreement shall be extended for an additional term of twenty-five years commencing on the twenty-fifth anniversary of the Effective Date (the “Extended Term”).

5. Licensee’s General Obligations.

5.1. Best Efforts. Licensee agrees to use its best efforts to manufacture Licensed Products in accordance with best practices prevailing in the Territory, and to adequately promote and market the Licensed Products in a manner that will ensure maximum commercial advantage of the Parties and preserve the existing goodwill and promote the good image of the Proprietary Technology and Licensor within the Territory.

5.2. Support of Licensed Products. Licensee will establish and maintain policies and procedures designed to (a) adequately maintain and support installed Licensed Products, in a commercially reasonable manner, and (b) respond promptly to all inquiries from end users of Licensed products, including complaints and requests for additional features or performance enhancements, and bug fixes and to advise Licensor promptly of all such inquiries to the extent they relate to a Licensed Product.

5.3. Licenses, Authorizations, Etc. Licensee will obtain and maintain throughout the Term all necessary licenses, authorizations and approvals from all governmental authorities having jurisdiction over Licensee and/or the sale, installation, use or ownership of any Licensed Product.

5.4. No Exportation. Licensee shall not, either directly or indirectly, export any Licensed Products or any integral components thereof from the Territory to any destination to which such export is not permitted hereunder.

5.5. Lead Follow-Up. Licensee will investigate diligently all leads with respect to potential end users of Licensed Products referred to it by any source, including Licensor.

5.6. Adequate Staffing. Licensee will maintain, or make provisions for, an adequate staff of trained and qualified sales and support personnel dedicated on a full-time basis to the manufacture, installation, maintenance and support of Licensed Products.

5.7. Except with the express prior written consent of Licensor, Licensee shall not sublicense or attempt to sublicense or assign any of Licensee’s rights hereunder to any person, and any such attempt by Licensee to sublicense or assign Licensee’s rights hereunder, in whole or in part, shall be void and have no legal effect.

6. Consideration for License. As consideration for the License granted hereunder, Licensee shall pay Licensor an initial fee payable as and when the parties shall determine, in ready funds, in the amount of Six Hundred Thousand United States Dollars ($600,000); and further agrees to pay Licensor ongoing payments (each a “Royalty”) of five percent (5%) of “EBITDA” (defined for purposes of this Agreement as revenues of Licensee before interest, taxes, depreciation and amortization, in accordance with generally accepted accounting principles prevailing from time to time in the United States) realized by Licensee from the sale, lease or operation within the Territory or any part of the Territory, of any Licensed Products or any components thereof. Said Royalties are due and payable to Licensor’s order within fifteen (15) days after the end of the calendar month in which any such revenue is received. Any amounts not paid with in the time due shall bear interest at the rate of one and one-half percent (1.5%) per month until said amount(s) are paid in full. Licensor shall have the right to audit Licensee’s books and records at such times and at such places as Licensor shall from time to time deem appropriate. Licensee shall cooperate with Licensor and Licensor’s representatives in all such audit requests.

7.  Licensee’s Representations, Warranties and Covenants.  Licensee represents, warrants, covenants, and agrees, as follows:

7.1. Organization and Good Standing. Licensee is duly organized, validly existing and in good standing under the laws of the State of Florida.

7.2.  Declaration of Interest. Licensee declares that in its decision to acquire the License, it is relying on independent legal, financial and tax experts and other technical personnel, and that the Company’s decision to enter into this Agreement is based upon its own independent judgment, investigation and evaluation, and not on any representations or warranties of Licensor other than those expressly stated in this Agreement.

7.3. Litigation. There are no claims, actions, suits, proceedings or investigations pending or threatened against or affecting Licensee in any court or by or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, or arbitration tribunal or other forum. There are no judgments, decrees, injunctions, writs, orders or other mandates outstanding to which Licensee is a party or by which it is bound or affected.

7.4. Authorization and Validity. The execution, delivery and performance by Licensee of this Agreement and any other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, has been approved by Licensee’s board of directors and the required majority of Licensee’s shareholders. This Agreement and any other agreement contemplated hereby have been or will be as of the Closing duly executed and delivered by Licensee and constitute and will constitute legal, valid and binding obligations of Licensee, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

7.5. Taxes. All income, excise, unemployment, social security, occupational, franchise and other taxes, duties, assessments or charges levied, assessed or imposed upon Licensee by the United States or by any state or municipal government or subdivision or instrumentality thereof have been duly paid or adequately provided for, and all required tax returns or reports concerning any such items have been duly filed or will be so filed.

7.6. Consents; Approvals; Conflict. Except as expressly set forth herein, no consent, approval, authorization or order of any court or governmental agency or other body is required for Licensee to execute and perform its obligations under this Agreement. Neither the execution, delivery, consummation nor the performance of this Agreement by Licensee shall conflict with, constitute a breach of Licensee 's articles of incorporation and bylaws, as amended to date, or any note, mortgage, indenture, deed of trust or other agreement of instrument to which Licensee is a party or by which it is bound nor, to the best of Licensee 's knowledge and belief, any existing law, rule, regulation, or any decree of any court or governmental department, agency, commission, board or bureau, domestic or foreign, having jurisdiction over Licensee.

7.7. Disclaimer of Further Warranties; Etc. Except as expressly set forth in this Agreement, Licensor has not made any other representation or warranty to Licensee in connection with the transactions contemplated herein. Licensee 's decision to enter into this Agreement and the transactions contemplated herein is based upon Licensee's own independent judgment and investigation by disinterested members of its board of directors and management and not on any representations and warranties of Licensor other than those expressly stated in this Agreement.

7.8. Licensee’s Trademarks. Licensee is and shall be during the Term and any Extended Term of this Agreement the sole owner of any trademarks adopted by Licensee (the “Licensee Marks”), free and clear of all liens, claims and encumbrances, other than liens arising from the assignment thereof as collateral security to one or more lenders or providers of credit to Licensee. The application of Licensee Marks, and any other trademark or trade name designated by Licensee for inclusion on any of the Products or any component thereof, shall not violate the trademark or other intellectual property rights of any third party.

7.9. Adherence to Laws. Licensee will at all times perform its obligations under this Agreement in strict accordance with all applicable laws and regulations in the Territory and the highest commercial standards.

7.10. Marketing and Promotion. Licensee shall use its best efforts to market and promote the Products in the Territory;

7.11. Proprietary Rights. Licensee shall not without the prior written consent of Licensor disclose any design characteristics or implementation detail of the Products and shall not in any manner, directly or indirectly, participate in the distribution, sale, transfer, or use of any products based on the Technology or unlicensed derivations thereof, with or without incorporation into or with any product, without Licensor’s express written consent, which consent Licensor shall not be required to grant and if Licensor decides, in its sole discretion, to grant the same, it may do so on such terms and conditions as it shall determine in the exercise of its sole discretion.  Licensee agrees that the existence of a patent application shall not cause or be construed as causing any proprietary aspect of the Technology to be deemed published or in the public domain or as evidencing Licensor’s intent to waive any rights under law with respect to the protection of Technology.

7.12.  Legal Action. At Licensor’s request, Licensee will cooperate fully with Licensor in any and all legal actions taken by or brought against Licensor to enforce or protect Licensor’s rights in and with respect to any patent, trademark, copyright or other intellectual property encompassing or incorporated into any Product.

8.  Licensor’s Representations, Warranties and Covenants. Licensor represents, warrants, covenants, and agrees, as follows:

8.1. Organization and Good Standing. Licensor is a corporation duly organized and validly existing under the laws of the State of Florida.

8.2. Authorization and Validity. The execution, delivery and performance by Licensor of this Agreement and any other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, has been approved by Licensor’s board of directors. This Agreement and any other agreement contemplated hereby have been or will be as of the Closing duly executed and delivered by Licensor and constitute and will constitute legal, valid and binding obligations of Licensor, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

8.3. Ownership of the Technology. Licensor is the exclusive owner and distributor of the Technology, and has the exclusive right to license the Technology worldwide. Licensor has not heretofore granted any rights in the Proprietary Technology that would interfere with any rights granted to Licensee under this Agreement.

9. Indemnification.

9.1. Indemnification of Licensee. Licensor shall indemnify, defend and hold harmless Licensee and its officers, directors, employees, stockholders, agents and representatives (collectively, the “Licensee Indemnified Parties”) from and against any loss, liability, obligation, claim, diminution in value, damage, cost or expense, including reasonable attorneys’ fees and disbursements and costs of investigation in connection with any claim, action, suit or proceeding (each a “Loss”) suffered or incurred by, or asserted against, any Licensee Indemnified Party that is attributable to, is based upon, is caused by, results from, or in any way arises from any breach or failure to perform by Licensor of any of its obligations, covenants or agreements set forth in this Agreement.

9.2. Indemnification of Licensor. Licensee shall indemnify, defend and hold harmless Licensor and its officers, directors, employees, stockholders, agents and representatives (collectively, the “Licensor Indemnified Parties” and together with the Licensee Indemnified Parties, the “Indemnified Parties”) from and against any Loss suffered or incurred by, or asserted against, any Licensor Indemnified Party that is attributable to, is based upon, is caused by, results from, or in any way arises from: (a) any breach or failure to perform by Licensee of any of its obligations, covenants or agreements set forth in this Agreement;  (b) any inaccuracy in or breach of any covenant, agreement, representation or warranty of Licensee contained in this Agreement, and any claim, action, suit or proceeding by any third party alleging facts that if proven would constitute an inaccuracy in or breach of any such covenant, agreement, representation or warranty of Licensee, provided the same is not the result of any fault of Licensor; or (c) any claim, action, suit or proceeding brought by any third party (including without limitation any governmental entity) in connection with Licensee’s production, distribution, marketing and/or use of any Product, provided the same is not the result of any fault of Licensor.

9.3. Indemnification Claim Procedure.

(a) Any Indemnified Party seeking indemnification hereunder shall give prompt written notice to the persons against whom indemnification is sought (the “Indemnifying Party”) of the assertion of any claim by a third party or the discovery of any fact upon which the Indemnified Party intends to base a claim hereunder. The delay or failure of any Indemnified Party to provide notice hereunder shall not in any way limit its indemnification rights hereunder except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such claim is actually and materially prejudiced thereby. Any such notice shall describe the facts and circumstances upon which the asserted claim for indemnification is based and shall include the amount of the indemnified Losses (or, if such amount is not then determined, a good faith estimate thereof) and the basis for the determination of the amount of such Losses.

(b) With respect to a third party claim: (i) The Indemnifying Party may, if applicable, and at the request of the Indemnified Party shall, participate in and control the defense of any third party claim at its own expense. If the Indemnifying Party elects to assume the defense (whether or not obligated to) of any such claim, the Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party shall be paid by the Indemnified Party. If the Indemnifying Party shall fail to defend a third party claim or, if after commencing or undertaking any such defense, shall fail to prosecute or shall withdraw from such defense, the Indemnified Party shall have the right to undertake the defense thereof at the Indemnifying Party’s expense. Notwithstanding the foregoing, if the Indemnifying Party assumes the defense of a third party claim and if the Indemnified Party later determines in good faith that the third party claim is (x) likely to materially adversely affect it or its business in a manner that may not be adequately compensated by money damages or (y) may expose the Indemnified Party to potential obligations or Losses that may not be fully satisfied by the Indemnifying Party, then the Indemnified Party may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such claim. If the Indemnified Party shall so assume the exclusive right to defend, compromise, or settle such claim as it relates to the Indemnified Party’s liability only, all attorneys’ fees and other expenses incurred by the Indemnified Party in the defense, compromise or settlement of such claim shall be at the Indemnifying Party’s expense;  (ii) The Party controlling the defense of any third party suit, action or proceeding shall keep the other Party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other Party with respect thereto; and (iii) The Indemnifying Party shall not settle any third party claim without the consent (which consent shall not be unreasonably withheld or delayed) of the Indemnified Party if any relief, other than the payment of money damages which the Indemnifying Party shall be obligated to pay in full, would be granted against the Indemnified Party or its Affiliates by such settlement or if the Indemnified Party would be liable to the third party for any portion of such settlement.

10. Licensor Trademarks and Tradenames. This Agreement does not confer or grant to Licensee any right or license to use any trademark or tradename of Licensor, and Licensee expressly covenants and agrees that it shall not use any such trademark or tradename of Licensor for any purpose without first obtaining Licensor’s written consent to do so.

11. Default; Termination.

11.1. Events of Default. Each of the following shall constitute an Event of Default hereunder: (a) there shall occur any failure by Licensee to pay, when due, any sum or other consideration due and owing with respect to the License granted hereby; or (b) any covenant, representation or warranty made by Licensee or Licensor in this Agreement shall prove to have been untrue or incorrect in any material respect; or (c) Licensee or Licensor shall fail to perform any of the agreements or obligations imposed upon it pursuant to this Agreement; or (d) Licensee or Licensor shall (i) voluntarily dissolve, liquidate or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of all or of a substantial part of its assets; (ii) admit in writing its inability, or be generally unable, to pay its debts as the debts become due; (iii) make a general assignment for the benefit of its creditors; (iv) commence a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect); or (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the federal Bankruptcy Code, or (vii) take any corporate action for the purpose of effecting any of the foregoing; or (f) an involuntary petition or complaint shall be filed against Licensee or Licensor seeking bankruptcy relief or reorganization or the appointment of a receiver, custodian, trustee, intervener or liquidator of Licensee, of all or substantially all of its assets, and such petition or complaint shall not have been dismissed within 60 days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving or ordering any of the foregoing actions.

11.2. Rights and Obligations upon Licensee’s or Licensor’s Default. Upon the occurrence of any of the Events of Default specified below, Licensor or Licensee, as the case may be, shall have the following rights and obligations:

(a) Upon occurrence of an Event of Default specified in Sections 11.1(a), (e) or (f), to terminate this Agreement immediately upon the giving of notice thereof to the non-defaulting Party.

(b) Upon occurrence of an Event of Default specified in Section 11.1(b), (c) or (d), to terminate this Agreement on the fifteenth (15th) day after notice of such termination shall be given to Licensee or Licensor, as the case may be, unless within such period of time, the defaulting Party shall have cured the Default specified in such notice.

(c) Termination of this Agreement shall not release the defaulting Party from the obligation to make payment of all amounts then or thereafter due and payable to Licensor hereunder.

12. Confidentiality. Licensee and Licensor both acknowledge a duty of care to each other. Each Party’s trade secrets and business information, including but not limited to customer lists, management information, and strategies and plans, that become known to the other are to be treated as confidential, are to be used solely in connection with the performance of this Agreement, and are not to be disclosed to anyone other than Licensee’s or Licensor’s officers and employees, as the case may be, who require access to the confidential information to perform their obligations under this Agreement. On termination of this Agreement, each Party shall deliver to the other all confidential information and materials and all copies thereof. The duty of confidentiality will survive the termination of this Agreement.

13.  Closing.  The transactions contemplated by this Agreement shall be consummated (the “Closing”) at the earliest practical time (the “Closing Date”) after satisfaction (or waiver by the party entitled to the benefit of any such condition) of all conditions to the obligations of the Parties provided for herein and the expiration of such notices as Licensee is required by applicable laws, rules and regulations to make before issuing the Shares hereunder.

14.  Suspension of Performance. Whenever a Party’s performance of its obligations, other than those obligations involving payments, are substantially impaired by reason of circumstances beyond the reasonable control of such Party, including but not limited to failures or delay caused by the other Party, acts of God (including without limitation, flood or earthquake), war, embargo, strike, labor disturbance, riot, public disorder, terrorism, catastrophes of fire or explosion, local or foreign laws or regulations not existing at the time of execution of this Agreement, inability, beyond the party’s ability to control, to secure materials or transportation facilities, or the intervention of any governmental authority, then such performance will be excused during the course of such events and for a reasonable time thereafter. To assert the right to suspend performance, a Party must provide notice to the other Party within seven (7) days of the event justifying the suspension. The Parties will make commercially reasonable efforts to minimize the impact of such events, and the party receiving such notification shall be entitled to suspension of its performance during such period of interruption.

15.  Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Florida to be applied.

16. Submission to Jurisdiction. Each of the Parties to this Agreement: (a) submits to the personal jurisdiction of the courts of the State of Florida in Sarasota County or the United States District Court for such district, in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement; (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party hereto may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices hereinbelow. Nothing in this Section 18, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

17.  Notices.  All notices, and other communications required in this Agreement will be in writing and will be sent by certified mail, postage prepaid, return receipt requested, by a recognized international courier service or by electronic communication. Notices will be sent to the addresses shown at the beginning of this Agreement, or to any other address a Party may designate by notice in accordance with this Section. Notices will be deemed delivered when (a) the return receipt is signed, delivery is refused, or the notice is designated by the postal authority as not deliverable; (b) on the date of delivery recognized by an international courier service; (c) or on the date of transmission if sent by electronic communication. Notwithstanding the above, electronic notices and Purchase Orders sent to Licensor will only be deemed delivered when their delivery or acceptance is formally acknowledged by return notice from Licensor to Licensee.

18.  Status of Parties.  Nothing herein shall be deemed to constitute Licensor and Licensee as partners or otherwise associated in or with the business of the other. Licensee is and will always remain an independent contractor and neither Party shall be liable for any debts, obligations, or liabilities of the other. Neither Party is authorized to incur debts or other obligations of any kind on the part of or as agent for the other. It is expressly recognized that no fiduciary relationship exists between the Parties.

19.  Waiver. The failure or delay of either Party to require performance by the other of any provision of this Agreement will not affect the right of that Party to require performance of that provision or to exercise any right, power, or remedy under this Agreement. A waiver regarding a breach of a provision of this Agreement is not to be construed as a waiver of any continuing or succeeding breach of that provision, a waiver of the provision itself, or a waiver of any right, power, or remedy under this Agreement.

20.  Survival.  All agreements, representations, and warranties made in this Agreement or made in writing pursuant to this Agreement will survive the termination or execution and delivery of this Agreement and the consummation of the transactions contemplated herein and hereby.

21.  Severability.  If any provision of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, only that provision will be deemed omitted to the extent it is contrary, prohibited, or invalid, and the remainder of the Agreement will be given full force and effect so long as the Agreement does not then fail in its essential purpose or purposes. The Parties agree that they will negotiate in good faith to replace any invalid or unenforceable provision or provisions with suitable provisions to maintain the economic purposes and intentions of this Agreement.

22.  Binding Effect. The terms and provisions of this Agreement are binding upon and shall inure to the benefit of the Parties, their respective legal representatives, successors, and permitted assigns.

23.  Amendment. This Agreement may only be amended by a writing that makes specific reference to this Agreement and that is signed by the Party against whom enforcement is sought.

24.  Assignment.  Licensee shall not assign this Agreement, or delegate its obligations hereunder without first having received Licensor’s consent thereto.

     IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the day and year written above.

“Licensor”	Boreas Research Corporation

	By:	/s/ Doug Lindeblom
Doug Lindeblom
President and C.E.O.

“Licensee”	Pavana Power Associates Inc.

	By:	/s/ Peter Wanner
Peter Wanner
Preside